Exhibit (11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199 WWW.ROPESGRAY.COM

March 13, 2024

Datum One Series Trust

50 S. LaSalle Street

Chicago, IL 60603

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Datum One Series Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Small Cap Value Fund, Brandes Core Plus Fixed Income Fund, and Brandes Separately Managed Account Reserve Trust, each a series of the Trust (each, an “Acquiring Fund” and together, the “Acquiring Funds”), of all the assets of each of Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Small Cap Value Fund, Brandes Core Plus Fixed Income Fund, and Brandes Separately Managed Account Reserve Trust, respectively, each a series of Brandes Investment Trust (each, an “Acquired Fund” and together, the “Acquired Funds”), and the issuance of shares of beneficial interest of each Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization, by and among the Trust, on behalf of the Acquiring Funds, and the Brandes Investment Trust, on behalf of the Acquired Funds (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as an exhibit.

In connection with this opinion, we have examined the Trust’s Declaration of Trust, as amended, and the Trust’s Bylaws, as amended, as well as the form of Agreement and Plan of Reorganization. We have also examined such other certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials, and other appropriate persons.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of each Acquired Fund will have taken all actions required of them respectively for the approval of the Agreement and Plan of Reorganization; (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each such party; and (3) the Trust will receive consideration for the issuance of the Shares equal to at least the par value and the net asset value of the Shares to be issued.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary action on the part of the Trust and that, when the Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Trust’s Declaration of Trust disclaims liability of any shareholder in connection with any obligation of the Trust. In case any shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder of the Trust or of a particular series or class and not because of his or her acts or omissions or for some other reason, the shareholder shall be entitled out of the assets of the series (or attributable to the class) of which he or she is a shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP